Exhibit 99.1

CENTERPLATE REPORTS REVENUE GROWTH
FOR FIRST QUARTER 2005

SPARTANBURG, S.C., May 2, 2005 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the first quarter ended March 29, 2005. Net sales increased by $9.0 million, or 9.1%, to $107.2 million compared to net sales of $98.2 million for the first quarter of 2004. During the quarter, National Football League (NFL) related sales increased approximately $5.7 million compared to the first quarter of 2004. Five additional NFL games, including Super Bowl XXXIX, and four regular season games from the 2004-2005 NFL season were played in Centerplate’s first quarter. Sales at convention centers improved $3.9 million compared to the first quarter of 2004 and new accounts, added since the first quarter of 2004, provided $4.5 million in additional sales. Partially offsetting the improvement in sales was a decline of $3.3 million at the company’s only NHL account as a result of the NHL lock-out and a decline of $0.8 million due to the termination of a few minor contracts.

Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) were $2.5 million for the quarter compared to $2.6 million in the previous first quarter. Adjusted EBITDA remained relatively flat, year over year, because of approximately $1 million in increased investments in the company’s strategic initiatives as well as additional costs associated with being a public company.

“In the first quarter of this year, sales improved across our business during what is traditionally our weakest quarter. We believe we are making great strides in our strategic initiative to differentiate ourselves as a culinary leader in the markets in which we operate,” said Janet L. Steinmayer, Acting Chief Executive Officer and President of Centerplate.

The company reported a net loss of $4.4 million for the first quarter of 2005 compared to a net loss of $9.2 million in the first quarter of 2004. This was due to a change in the estimated tax rate for 2005, which resulted in a larger tax benefit for the first quarter 2005 compared to the first quarter of 2004. In addition, interest expense in the prior year quarter reflected $1.2 million in expenses related to the repurchase of the company’s 1999 subordinated notes. On a per share basis, Centerplate reported a net loss of $0.20 per share for the first quarter of 2005 versus a net loss of $0.42 per share for the comparable period in 2004.

As previously announced, Centerplate will make its 17th monthly distribution to IDS holders on May 20, 2005 at the anticipated annual rate of approximately $1.56 per IDS.

Centerplate will discuss its first quarter 2005 financial results on a conference call today, Monday, May 2 at 5:30 p.m. eastern daylight time. Interested parties may participate in the call by dialing 877-692-2590 approximately 10 minutes before the call is scheduled to begin. International callers should dial 973-935-8508. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on May 2, 2005 through midnight on May 22, 2005. The replay can be accessed domestically by dialing 877-519-4471. For international callers, the dial-in number is 973-341-3080. The passcode for the call is 5978139.

About Centerplate
Centerplate is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.

Presentation of Information in this Press Release
Centerplate presents adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.

Forward-Looking Statements
The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, as well as the risks identified in the prospectus, relating to the offering of IDSs, and our most recent annual report on Form10-K could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended
	March 29,	March 30,
	2005	2004
	(In thousands, except share data)
Net sales	$107,220	$98,236
Cost of sales	89,031	82,147
Selling, general and administrative expense	15,766	13,547
Depreciation and amortization	6,805	6,878

Operating loss	(4,382)	(4,336)

Interest expense, net	5,400	6,976
Other income, net	(86)	(57)

Loss before income taxes	(9,696)	(11,255)
Income tax benefit	(5,263)	(2,078)

Net Loss	(4,433)	(9,177)
Accretion of conversion option	—	(175)
Net loss available to common stock with or without the conversion option	$(4,433)	$(9,352)

Basic net loss per share with conversion option	$(0.20)	$(0.37)

Diluted net loss per share with conversion option	$(0.20)	$(0.37)

Basic net loss per share without conversion option	$(0.20)	$(0.42)

Diluted net loss per share without conversion option	$(0.20)	$(0.42)

Weighted average shares outstanding with conversion option	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20

CENTERPLATE, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	Thirteen Weeks Ended
	March 29,	March 30,
	2005	2004
	(In thousands)
Net loss	$(4,433)	$(9,177)
Income tax benefit	(5,263)	(2,078)

Loss before income taxes	(9,696)	(11,255)
Adjustments:
Interest expense (1)	5,400	6,976
Depreciation and amortization	6,805	6,878

EBITDA / ADJUSTED EBITDA(2)	$2,509	$2,599

(1)	Included in interest expense for the thirteen week period ended March 30, 2004 is $1.2 million in expenses related to the repurchase of $12.3 million in senior subordinated notes issued in 1999, of which $0.3 million is amortization expense.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments. For the thirteen week periods ended March 29, 2005 and March 30, 2004, there were no adjustments to reconcile EBITDA to Adjusted EBITDA.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended
	March 29,	March 30,
	2005	2004
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,433)	$(9,177)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,805	6,878
Amortization of deferred financing costs	382	672
Derivative noncash interest	(105)	169
Deferred tax change	(5,263)	(2,078)
Gain (loss) on disposition of assets	(1)	3
Other	(67)	7
Changes in assets and liabilities	(739)	(633)

Net cash used in operating activities	(3,421)	(4,159)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,532)	(1,027)
Proceeds from sale of property and equipment	329	3
Purchase of contract rights	(4,644)	(1,513)

Net cash used in investing activities	(7,847)	(2,537)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings — revolving loans	18,750	12,000
Payments of financing costs	(791)	(343)
Payments of debt issuance costs	—	(267)
Payments of existing senior subordinated notes	—	(12,250)
Transfers (to) from restricted cash	(180)	13,628
Dividend payments	(4,460)	(4,955)
Decrease in bank overdrafts	(1,693)	(3,256)

Net cash provided by financing activities	11,626	4,557

INCREASE (DECREASE) IN CASH	358	(2,139)
CASH AND CASH EQUIVALENTS:
Beginning of period	24,777	22,929

End of period	$25,135	$20,790

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	March 29,	December 28,
	2005	2004
	(In thousands)
ASSETS
Current assets	$73,783	$71,755
Property and equipment, net	50,368	48,222
Contract rights, net	89,170	87,981
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	12,116	11,707
Other assets	43,937	38,239

TOTAL ASSETS	$310,516	$299,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$90,920	$70,243
Long-term debt	169,170	170,245
Other liabilities	7,160	6,332
Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity	28,914	37,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$310,516	$299,046